Exhibit 3.2

TRIPLEPOINT PRIVATE VENTURE CREDIT INC.

Articles Supplementary

12.0% Series A Cumulative Preferred Stock

TriplePoint Private Venture Credit Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is authorized under Article VI of the Articles of Incorporation of the Corporation (the “Charter”), to issue 50,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). Under a power contained in Article VI of the Charter, the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated Five Hundred and Twenty Five (525) shares of the authorized but unissued Preferred Stock of the Corporation as 12.0% Series A Cumulative Preferred Stock, par value $0.01 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon filing of these Articles Supplementary, shall become part of the Charter:

Series A Preferred Stock

(1)            DESIGNATION AND NUMBER. A series of Preferred Stock, designated the “12.0% Series A Cumulative Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The total number of authorized shares of Series A Preferred Stock shall be Five Hundred and Twenty Five (525).

(2)            RANK. The Series A Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of Common Stock (“Common Shares”) of the Corporation and will rank on parity with any other class or series of Preferred Stock, whether such class or series is now existing or is created in the future; provided, however that the consent of the holders of a majority of the outstanding Preferred Stock, including the Series A Preferred Stock, voting as a separate class, shall be required for the authorization or issuance of any class or series of Preferred Stock ranking on parity with the Series A Preferred Stock, as further described in Section 6(c) below.

(3)            DIVIDENDS.

(a)            Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends (i) in an amount per share equal to $71.67 for the initial payment of dividends on the Series A Preferred Stock by the Corporation, which shall be payable in arrears on or before June 30, 2020 (the “Initial Dividend”), and thereafter (ii) at the rate of 12.0% per annum commencing on July 1, 2020 (the “Ordinary Dividends”) of the total of $1,000.00 per share, plus all accumulated and unpaid dividends thereon including, if applicable, the Initial Dividend. The Ordinary Dividends shall accrue on a daily basis and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each, a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Dividend Payment Date. Any Ordinary Dividend payable on the Series A Preferred Stock for any partial dividend period occurring after the date of the payment of the Initial Dividend will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the first date on which any Series A Preferred Stock is issued to and including June 30, 2020 (on which date the dividends payable on the Series A Preferred Stock shall be as specified in subsection (i) of this paragraph notwithstanding any other provision of these Articles Supplementary to the contrary), and with respect to the second “dividend period,” the period from and including July 1, 2020 to and including the next Dividend Payment Date or other date as of which accrued dividends are to be calculated,  and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b)            No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by the Investment Company Act of 1940, as amended (the “1940 Act”) or Maryland law. For purposes of these Articles Supplementary, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

(c)            Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 3(b) above. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d)            Unless full cumulative dividends on all outstanding shares of the Preferred Stock, including Series A Preferred Stock, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Common Stock) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any shares of Common Stock, nor shall any shares of Common Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of Common Stock), provided, further, that the “asset coverage” (as defined under the 1940 Act) on the Preferred Stock, including Series A Preferred Stock, must be at least 150 per centum (or such other amount as provided under the 1940 Act) after deducting the amount of such dividend, distribution or purchase price.

(e)            When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Preferred Stock, including Series A Preferred Stock, all dividends declared upon the Preferred Stock, including Series A Preferred Stock, shall be declared and paid pro rata based on the number of shares of Preferred Stock, including Series A Preferred Stock, then outstanding.

(f)            Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

(g)            Any dividend payment made on the Series A Preferred Stock may be made via check or electronic payment. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, Automated Clearing House (“ACH”) transfers, direct deposits or wire transfers.

(4)            LIQUIDATION PREFERENCE.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each, a “Liquidation Event”), the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid, or have the Corporation declare and set aside for payment, out of the assets of the Corporation legally available for distribution to its shareholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per share, (ii) all accrued and unpaid dividends thereon through and including the date of payment, and (iii) if the Liquidation Event occurs before the Redemption Premium (as defined below) right expires, the per share Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Common Stock. In the event that the Corporation elects to set aside the Liquidation Preference for payment, the Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on the Common Stock. In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Corporation may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

(b)            If, upon any such Liquidation Event, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Preferred Stock, including the Series A Preferred Stock, then the holders of the Preferred Stock, including the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(c)            After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d)            Upon the Corporation’s provision of written notice as to the effective date of any such Liquidation Event, accompanied by a check or electronic payment in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Stock is entitled, the Series A Preferred Stock shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic mail to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, ACH transfers, direct deposit or wire transfers, in each case to be initiated on or before the day on which the related notice is given.

(e)            The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a Liquidation Event; provided, however that any such transaction which results in an amendment, restatement or replacement of the Charter that has a material adverse effect on the rights and preferences of the Series A Preferred Stock, or that increases the number of authorized or issued shares of Series A Preferred Stock, shall be deemed a Liquidation Event for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class.

(5)            REDEMPTION.

(a)            Right of Optional Redemption. The Corporation, at its option, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $1,000.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5(c) below), plus a redemption premium per share (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption:

(1) until December 31, 2021, $100, and

(2) thereafter, no Redemption Premium.

If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares.

(b)            Limitations on Redemption. Unless full cumulative dividends on all shares of Preferred Stock, including Series A Preferred Stock, shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Preferred Stock, including Series A Preferred Stock, shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Preferred Stock, including Series A Preferred Stock, are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of any Common Stock of the Corporation (except by exchange for shares of Common Stock).

(c)            Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d)            Procedures for Redemption.

(i)            Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check or electronic payment in the amount of the full Redemption Price through such effective date to which each record holder of Series A Preferred Stock is entitled, the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic mail to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the distribution thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, ACH transfers, direct deposits or wire transfers, in each case to be initiated on or before the day on which the related notice is given.

(ii)           In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice given to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(iii)          If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. If the Corporation shall so require and the notice shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates evidencing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case less than all of the shares of Series A Preferred Stock evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof. In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv)         The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(A)          the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B)           any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(e)            Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series A Preferred Stock which may be issued by the Board from time to time at its discretion.

(6)            VOTING RIGHTS.

(a)            Except as otherwise provided in the Charter or as otherwise required by law, (i) each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder on each matter submitted to a vote of stockholders of the Corporation, and (ii) the holders of outstanding shares of Preferred Stock, including Series A Preferred Stock, and of outstanding shares of Common Stock shall vote together as a single class; provided, however, that the holders of outstanding shares of Preferred Stock, including Series A Preferred Stock, shall be entitled, voting as a separate class, to elect two members of the Board (each, a “Director”) of the Corporation at all times.

(b)            The holders of Preferred Stock, including Series A Preferred Stock, shall be entitled, voting as a separate class, to elect a majority of the Board of Directors:

(A)	if, at the close of business on any Dividend Payment Date, dividends (whether or not declared) on outstanding shares of Preferred Stock, including Series A Preferred Stock, are unpaid in an amount equal to at least two (2) full years’ dividends on the Preferred Stock, including Series A Preferred Stock; or

(B)	if at any time holders of shares of Preferred Stock, including Series A Preferred Stock, are otherwise entitled under the 1940 Act to elect a majority of the Board of Directors (any period in which one or more of the conditions in clauses (A) or (B) shall exist is referred to herein as the “Voting Period”).

Upon the termination of a Voting Period, the voting rights described in this Section 6(b) shall cease, subject always, however, to the revesting of such voting rights in the holders of shares of Preferred Stock, including Series A Preferred Stock, upon the further occurrence of any of the events described in this Section 6.

(c)            Holders of Preferred Stock, including Series A Preferred Stock, to Vote on Certain Matters.

(i)            The consent of the holders of a majority of the outstanding Preferred Stock, including Series A Preferred Stock, voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Corporation senior to or on a parity with the Series A Preferred Stock, (b) any amendment to the Corporation’s Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock, or (c) any reclassification of the Series A Preferred Stock. For purposes of the foregoing, no matter shall be deemed to have a material adverse effect on the rights and preferences of the Series A Preferred Stock unless such matter (i) alters or abolishes any preferential right of such Series A Preferred Stock, or (ii) creates, alters or abolishes any right in respect of dividends or redemption or rights upon liquidation, dissolution, or winding up of the Corporation. The term “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.

(ii)            Unless a higher percentage is provided for in the Charter, the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, including Series A Preferred Stock, as determined in accordance with Section 2(a)(42) of the 1940 Act, voting as a separate class, shall be required (1) to approve any plan of reorganization (as defined in Section 2(a)(42) of the 1940 Act) adversely affecting such shares or (2) to the extent required under the 1940 Act, to approve any action requiring a vote of security holders as in Section 13(a) of the 1940 Act.

(d)            Unless otherwise required by the 1940 Act or the Charter, the holders of Series A Preferred Stock shall not have any relative voting rights or preferences or other special rights with respect to voting other than those expressly set forth in this Section 6. Subject to the rights of the holders of the Preferred Stock, including a Series A Preferred Stock described in Section 3, in the event that the Corporation fails to declare or pay dividends on the Series A Preferred Stock on the Dividend Payment Date therefor, the exclusive remedy of the holders of the Series A Preferred Stock shall be the right to vote for Directors pursuant to the provisions of Section 6(b).

(e)            The Corporation shall take such actions as may be necessary to effect the provisions of this Section 6 in accordance with Maryland General Corporation Law.

(7)            CONVERSION. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

SECOND: The Series A Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its President on this 27th day of May, 2020.

ATTEST:		TriplePoint Private Venture Credit Inc.

By:	/s/ Sajal K. Srivastava	By:	/s/ James P. Labe
Name: Sajal K. Srivastava		Name: James P. Labe
Title: President		Title: Chief Executive Officer

10